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                                   EXHIBIT 11

                        CINCINNATI FINANCIAL CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                        FOR THE QUARTER ENDED MARCH 31,
                  (in thousands except for per share amounts)

                                                                                         1994                    1993
                                                                                         ----                    ----
Weighted average shares outstanding                                                      50,319                  50,010

Equivalent shares assumed to be
  outstanding for:
    Stock options                                                                           270                     417
    Convertible debentures                                                                1,626                   1,626
                                                                                        -------                 -------
 Number of shares for primary
  computation                                                                            52,215                  52,053

Other dilutive equivalent shares--
  stock options                                                                               0                       1
                                                                                        -------                 -------
Number of shares assuming full
  dilution                                                                               52,215                  52,054
                                                                                        =======                 =======


Net income before cumulative effect of
  change in accounting for income taxes                                                 $48,499                 $57,238

Interest on convertible debentures--
  net of tax                                                                                715                     716
                                                                                        -------                 -------
                                                                                        $49,214                 $57,954

Cumulative effect of change in accounting
   for income taxes                                                                           0                  13,845
                                                                                        -------                 -------

Net income for per share computation                                                    $49,214                 $71,799
                                                                                        =======                 =======

Earnings per share:
  Primary before cumulative effect of
    change in accounting for income taxes                                               $   .94                 $  1.12
  Cumulative effect of change in accounting
    for income taxes                                                                          0                     .26
                                                                                        -------                 -------
  Total Primary                                                                         $   .94                 $  1.38
                                                                                        =======                 =======
  Fully Diluted                                                                         $   .94                 $  1.38
                                                                                        =======                 =======


10Q/sa